THERAPEUTICS Innovating Science. Inspiring Hope. ADC Therapeutics EXHIBIT 10.26 Biopole Route de la Corniche 38 1066 Epalinges, Switzerland April 20, 2023 Mr. Michael Forer Route des Pleiades 24A 1807 Blonay Re: Your employment with ADCT Dear Michael: Reference is made to your Employment Agreement with ADC Therapeutics SA (the "Company") effective as of October 1, 2015 (the "Employment Agreement"). We would like to confirm our agreement on the termination of the Employment Agreement as follows: 1 We have agreed that your employment will terminate on March 31, 2024 (the "Termination Date"). The Termination Date is not subject to extension or change for any reason, including illness, sickness or accident. 2 You will step down from your role as executive vice president of the Company with effect as of March 31, 2023 (the "Release Date"), and your employment role will change to being Managing Director (gerant) of the Company. In addition, you agree to continue to serve as a director on the Company's board of directors ("Board") from the Release Date until the date of the 2023 Annual General Meeting if requested by the Board and further, if the Board so requests in its sole discretion, you agree to act as Board observer until the 2024 Annual General Meeting latest. Other than that, the terms of the Employment Agreement will remain in force and unchanged until the Termination Date. 3 On the terms of section 4 of the Employment Agreement, you will be released from your obligation to work in your role as executive vice president of the Company ("garden leave") starting on April 1, 2023, but you will continue in your role as Managing Director (gerant) of the Company for the time being. In particular, we will continue to pay your monthly salary and benefits as per the Employment Agreement (which include contributions to sickness and accident insurance, pension contributions, and children's education related benefits) until the Termination Date in accordance with section 4 of the Employment Agreement. For clarity, during the garden leave, you will continue to benefit from the Company's expense reimbursement regulations in your role as Managing Director and director of the Company and will, in particular, be able to claim business expenses associated with your continuing duties. You will be able to use your company car, as provided in section 19 of the Employment Agreement, until the Termination Date. As long as you continue as Managing Director (gerant) of the Company, you may continue to use the Company's Swiss office facilities and IT support assistance subject to availability and approval by the Company's CEO. Head Office Biop61e Route de la Corniche 38 1066 Epalinges, Switzerland Translation & Innovation Hub Building Imperial College White City Campus 84 Wood Lane London, W12 082, UK Clinical, Commercial and US Operations 430 Mountain Avenue Suite 404 New Providence, NJ 07974, USA Chemistry Manufacturing and Control 1510 Fashion Island Boulevard Suite 205 San Mateo, CA 94404, USA

/s/ Ron Squarer /s/ Peter Hug /s/ Michael ForerNJ April 20, 2023